FOR IMMEDIATE RELEASE:

Contact: Dan Loh 914-701-8200

Atlas Air Worldwide Holdings, Inc.
2Q08 Pretax Income Totals $6.6 Million;
Net Income $1.5 Million, $0.07 per Share

Efficient Freighter Assets, Best-in-Class Operating Solutions,
Continuous Improvement Initiatives Mitigate Impact of Record Fuel Prices

2008 Outlook Adjusted for Fuel Impact; 2009 Outlook Reaffirmed

Scheduled Operations Exposure to Fuel Eliminated Effective October 2008

Purchase, N.Y., August 7, 2008 — Atlas Air Worldwide Holdings, Inc. (AAWW) (Nasdaq: AAWW), a leading provider of global air cargo services, today announced operating and financial results for the second quarter of 2008.

Results for the quarter reflect continuing strong demand for AAWW’s leading-edge 747-400 freighter assets and market-leading customer solutions. The Company’s ongoing efforts to enhance aircraft utilization and reduce costs through Continuous Improvement initiatives mitigated the negative impact of record fuel prices on the Scheduled Service segment.

For the June 30, 2008 quarter, AAWW earned $6.6 million prior to income taxes, on revenues of $438.8 million. Net income totaled $1.5 million, or $0.07 per diluted share.

“With our focus on operating efficiency and de-risked earnings growth, our business fundamentals remain solid,” said William J. Flynn, President and Chief Executive Officer of AAWW. “Aside from the impact of fuel prices, which will effectively be eliminated when we launch full service for DHL Express in October, our performance remains on track with our objectives.

“Significantly, we surpassed our goal of $100 million of annualized savings from our Continuous Improvement initiatives during the quarter, and did so six months ahead of our target. Having exceeded our goal, we continue to identify and achieve additional cost savings.

“The 747-400F is the most cost-efficient freighter aircraft in the market, and demand for these assets remains strong. To meet customer demand for these scarce assets, we seized on an opportunity earlier this year to acquire two additional 747-400s, increasing our -400 fleet by 10% to 22 aircraft. One of these aircraft entered service on June 12, and the second is expected to begin operation later in the third quarter. All of our current -400F capacity is committed through 2008. ”

Mr. Flynn added: “While ACMI, including express network service, and AMC Charter remained strong, commercial fuel prices had a substantial negative impact on our Scheduled Service results during the second quarter. Our average price for the quarter was up more than 70% to a record $3.61 per gallon. As previously discussed, our direct exposure to fuel prices will be reduced significantly in late October when the Company, through its subsidiary, Polar Air Cargo Worldwide (Polar), commences express network ACMI flying under its long-term blocked space agreement with DHL Express.”

The Company successfully launched trans-Pacific express network service for DHL Express on March 30, 2008, using two 747-400F aircraft. Including these aircraft, the Company will deploy a total of eight 747-400Fs in express network operations when Polar begins full network service for DHL on October 27, 2008.

Mr. Flynn also noted: “We are the only outsource provider with 747-8 freighters on order, and we will have first-to-market ACMI capability when we introduce our 12 new -8Fs into service in 2010 and 2011. The 747-8 freighter will represent the largest and most efficient heavy freighter in the market, providing the lowest ton-mile cost of any freighter alternative and giving operators significant cost-savings potential. We also continue to aggressively manage the deployment of our 747-200 fleet in the military and commercial charter markets, while evaluating sale opportunities as market conditions warrant.

“Our future is bright. We expect strong growth in demand for leading-edge, wide-bodied freighters, and we are positioned with the best fleet, especially given the fuel and maintenance burden of older freighter aircraft.

“We have a strong track record of execution, delivering compelling value to our customers, and generating strong operating performance. We have significantly transformed our business model, and we have a solid financial platform that will enable us to take advantage of opportunities to grow our business and earnings.”

Mr. Flynn concluded: “Based upon the current fuel environment, we now expect our pretax earnings in 2008 to total approximately $85.0 million. We reaffirm our 2009 pretax earnings outlook of $165.0-$175.0 million.”

Not included in AAWW’s pretax earnings guidance for 2008 is a pretax gain of approximately $152.8 million expected to be recognized as income in the fourth quarter of 2008 upon commencement of the long-term blocked space agreement with DHL.

Conference Call

Management will host a conference call to discuss AAWW’s second-quarter 2008 financial and operating results at 11:00 A.M. Eastern Daylight Time on Thursday, August 7, 2008.

Interested parties are invited to listen to the call live over the Internet at www.atlasair.com.

For those unable to listen to the live presentation, a replay will be available on the above Web sites for 90 days following the call. An audio replay will also be available through August 14, 2008 by dialing (800) 405-2236 (domestic) and (303) 590-3000 (international) and using Pass Code 11118061#.

2Q08 Performance Factors Versus 2Q07

Operating revenues in the second quarter of 2008 increased 17.8%, or $66.2 million, compared with the year-earlier period, primarily due to fuel-driven pricing increases in Scheduled Service and AMC and new express network flying for DHL, offset in part by reductions in ACMI and Commercial Charter volumes.

Average utilization of operating aircraft totaled 11.5 block hours per aircraft per day during the second quarter of 2008 compared with 11.3 in the second quarter of 2007. Total block hours decreased 4.7% (31,364 block hours versus 32,894) compared with the year-ago period, but block-hour volumes were generated by an operating fleet 6.6% smaller than in the second quarter of 2007 (29.9 operating aircraft compared with 32.0).

Second-quarter 2008 block hours reflected management’s decision to retire two 747-200 Classics at the end of the first quarter.

Demand for AAWW’s 747-400 freighter aircraft remained strong during the quarter, with all available 747-400F capacity committed through 2008. Two 747-400F aircraft entered express network ACMI service for the benefit of DHL Express on March 30, 2008. These aircraft are in addition to the six 747-400Fs that will initiate full express network ACMI service to DHL on October 27, 2008. Service by the initial two aircraft has had a smooth startup, and the Company’s performance has exceeded the customer’s high operational standards.

In ACMI, revenue declined $15.0 million, or 16.4%, versus the second quarter of 2007, reflecting lower block-hour volumes (12,587 versus 15,283) but improved average block-hour rates ($6,058 versus $5,971). The reduction in ACMI block hours was primarily due to the reallocation of one 747-400F aircraft to express network service for DHL as well as a decrease in the average number of 747-200 aircraft deployed in ACMI service.

For the quarter, an average of 10.4 aircraft (9.0 Boeing 747-400s and 1.4 Boeing 747-200s) directly supported the Company’s long-term ACMI operations, compared with an average of 12.9 aircraft (10.0 Boeing 747-400s and 2.9 Boeing 747-200s) in the second quarter of 2007.

In the Scheduled Service segment, revenue increased $69.2 million, or 48.0%, compared with the same period in 2007, mainly due to increases in traffic and capacity and to higher unit revenues. Traffic (as measured by revenue ton miles, or RTMs) rose 21.8%, while capacity (as measured by available ton miles, or ATMs) increased 20.8%. As a result, load factor improved to 63.9% from 63.4% in the year-ago period. Scheduled service block hours, traffic and capacity in the latest quarter reflected the deployment of two 747-400Fs to the segment in conjunction with the initial start-up of trans-Pacific express network service for DHL Express.

Unit revenues (RATM) in the Scheduled Service segment increased 22.6% ($0.298 versus $0.243) during the quarter, while yield increased 21.7% ($0.466 versus $0.383). The substantial increase in unit revenues largely reflected the impact of fuel surcharge increases implemented in response to rising fuel prices during the quarter and the inclusion of express network flying.

AMC Charter revenue increased $16.3 million, or 17.1%, in the latest quarter due to an increase in AMC Charter rates, partially offset by a reduction in flying volumes. Block-hour rates improved 21.7% ($21,291 versus $17,489), reflecting an increase in the rate per mile paid by the U.S. military, including an increase in the “pegged” fuel price from $2.70 per gallon to $3.20 effective June 1, 2008. Volume activity declined 3.8% (5,249 block hours versus 5,459) during the quarter, partly reflecting a reduction in AMC demand for Boeing 747 wide-body flying compared with the second quarter of 2007.

In Commercial Charter, revenue decreased $4.3 million, or 14.9%, during the quarter, due to a reduction in block-hour volumes (1,246 versus 1,837), partly offset by an increase in block-hour rates ($19,559 versus $15,587). Higher block-hour rates reflected price increases implemented in response to significantly higher fuel prices during the quarter. Lower block-hour volumes reflected the previously noted retirements of 747-200 aircraft.

Dry leasing revenue in the second quarter of 2008 was flat compared with the second quarter of 2007. The Company had three 747-400F aircraft and one 747-200 aircraft on dry lease to third parties at June 30, 2008 compared with three 747-400s and two 747-200s at June 30, 2007. Two customers defaulted on three dry-leased 747-200s in the second quarter of 2008. The Company has repossessed two of the aircraft from one customer, and it has been in negotiations with the second customer regarding the continued lease of the third aircraft. All rents and maintenance reserves payable under these leases were fully reserved against in the second quarter of 2008.

Operating Expenses

Operating expenses in the quarter were $83.8 million, or 24.6%, higher than the comparable 2007 period, largely reflecting an increase in fuel expense.

Total aircraft fuel expense rose 69.5%, or $84.9 million, during the quarter as market prices for fuel increased to new record levels.

Increased flying in Scheduled Service, partly offset by a decrease in Commercial Charter activity, resulted in a 12.3% increase in fuel gallons consumed (43,647 versus 38,880) during the quarter. The impact of increased fuel consumption, however, was heightened by a 70.3% increase in the average price per gallon ($3.61 versus $2.12). In the AMC segment, where the U.S. military reimburses the Company for fuel-price increases that exceed an agreed upon fuel price, higher fuel expense during the quarter reflected a 27.1% increase in the AMC fuel rate ($2.86 versus $2.25), offset by a 2.6% decline in fuel gallons consumed (17,242 versus 17,710).

Consistent with the increased levels of flying in Scheduled Service, aggregate ground handling and landing fees during the quarter rose $2.6 million, or 7.2%, compared with the same quarter in 2007.

Maintenance expense during the quarter increased $2.3 million, or 6.2%, reflecting one 747-400 D Check (versus none in the year-ago quarter), two 747-200 C Checks (versus three), and 10 engine overhauls (versus 11). Maintenance also reflected a higher average cost per engine overhaul than during the second quarter of 2007.

Aircraft rent increased $2.2 million, or 5.6%, during the quarter, primarily due to short-term engine leases and supplemental rent expense for maintenance-return-condition obligations on two 747-200 aircraft leased by the Company.

Depreciation and amortization increased $2.8 million, or 27.4%, primarily due to an increase in the scrapping of engine parts and rotables during overhaul.

Labor expenses declined $8.6 million, or 14.0%, compared with the year-ago second quarter, reflecting the reduction in block-hour volumes as well as a reduction in profit sharing and incentive compensation accruals. Labor expenses also included a $2.7 million benefit related to the release of employment tax reserves following the completion of an IRS examination for 2004 and 2005.

Operating expenses during the second quarter of 2008 also reflected a gain of $2.7 million related to the disposal of a Classic aircraft. The gain followed a net $5.9 million cash-in-lieu-of-repair settlement with the Company’s insurance carriers with respect to a 747-200 aircraft that was damaged during operations in the first quarter of 2008 and subsequently retired.

Net Interest and Other Non-Operating Expenses

Net interest expense of $6.3 million during the second quarter was unchanged compared with the second quarter of 2007.

Income Taxes

Second-quarter results included an income tax expense of $5.1 million compared with an income tax benefit of $18.0 million in the second quarter of 2007, resulting in an effective tax rate of 76.9% versus a benefit of 71.4%.

The tax rate for the second quarter of 2008 differed from the statutory rate primarily due to a loss incurred by Polar during the quarter for which no tax benefit was recorded. Polar did not record income tax benefits related to its losses in the first and second quarters of 2008 because it has no prior period income to apply against these losses and, therefore, may only offset these losses against future income. Until Polar generates future income, no tax benefit will be recorded.

Rates for the second quarter of 2007 reflected a net tax benefit related to DHL Express’ acquisition of a 49% equity interest (including a 25% voting stake) in Polar on June 28, 2007.

The Company expects its full-year 2008 book income tax rate to be approximately 38%.

Cash and Cash Equivalents

At June 30, 2008, AAWW’s cash and cash equivalents totaled $367.5 million, a decrease of $109.8 million, or 23.0%, compared with $477.3 million at December 31, 2007.

During the quarter, the Company acquired two Boeing 747-400 aircraft, including one production freighter that entered service on June 12, 2008, and one passenger-configured aircraft that is being converted into freighter configuration and is expected to enter service in the third quarter of 2008. The aircraft were purchased for an aggregate price of approximately $167.5 million, of which $152.3 million was paid from cash on hand in the second quarter and the remainder will be paid upon completion of the freighter conversion.

Outstanding Debt

At June 30, 2008, AAWW’s balance sheet debt and capital lease obligations totaled $487.4 million, including the impact of $71.8 million of unamortized discount related to fair market value adjustments recorded against its debt as a result of the application of fresh-start accounting.

The face value of AAWW’s debt and capital lease obligations at June 30, 2008 totaled $559.2 million, compared with $469.5 million on December 31, 2007.

On July 3, 2008, AAWW’s subsidiary, Atlas Air, Inc. (Atlas), entered into a $58.4 million five-year term loan secured by the 747-400 production freighter acquired during the second quarter. Atlas also received a commitment for a $41.6 million five-year term loan on the aircraft being converted to freighter configuration. That loan is expected to close in the third quarter of 2008, when the conversion of the aircraft is completed.

Non-GAAP Financial Measures

EBITDAR, as adjusted, totaled $64.5 million in the second quarter of 2008 compared with $80.0 million in the second quarter of 2007.

EBITDA, as adjusted, totaled $23.6 million in the latest reporting period compared with $41.3 million in the second quarter of 2007.

Reconciliation of GAAP measures to non-GAAP EBITDAR, as adjusted, and EBITDA, as adjusted, is presented under “Reconciliation to Non-GAAP Measures” below.

About Non-GAAP Financial Measures

To supplement AAWW’s financial statements presented in accordance with GAAP, AAWW presents certain non-GAAP financial measures to assist in the evaluation of the performance of its business. These non-GAAP measures include EBITDAR, as adjusted, and EBITDA, as adjusted, each excluding post-emergence costs and related professional fees.

AAWW’s management uses these non-GAAP financial measures in assessing the performance of the Company’s ongoing operations and liquidity and in planning and forecasting future periods.

About Atlas Air Worldwide Holdings, Inc.:

AAWW is the parent company of Atlas Air, Inc. (Atlas) and the majority shareholder of Polar Air Cargo Worldwide, Inc. (Polar). Through Atlas and Polar, AAWW operates the world’s largest fleet of Boeing 747 freighter aircraft.

Atlas and Polar offer a range of air cargo services that include ACMI aircraft leasing – in which customers receive a dedicated aircraft, crew, maintenance and insurance on a long-term lease basis – military charters, commercial cargo charters, scheduled air cargo service (including full express network service for DHL Express later in 2008), and dry leasing of aircraft.

AAWW’s press releases, SEC filings and other information can be accessed through the Company’s home page, www.atlasair.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect AAWW’s current views with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of AAWW and its subsidiaries (collectively, the “companies”) that may cause the actual results of the companies to be materially different from any future results, express or implied, in such forward-looking statements.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the companies to operate pursuant to the terms of their financing facilities; the ability of the companies to obtain and maintain normal terms with vendors and service providers; the companies’ ability to maintain contracts that are critical to their operations; the ability of the companies to fund and execute their business plan; the ability of the companies to attract, motivate and/or retain key executives and associates; the ability of the companies to attract and retain customers; the continued availability of our wide-body aircraft; demand for cargo services in the markets in which the companies operate; economic conditions; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; labor costs and relations; financing costs; the cost and availability of war risk insurance; our ability to maintain adequate internal controls over financial reporting; aviation fuel costs; security-related costs; competitive pressures on pricing (especially from lower-cost competitors); volatility in the international currency markets; weather conditions; government legislation and regulation; consumer perceptions of the companies’ products and services; pending and future litigation; and other risks and uncertainties set forth from time to time in AAWW’s reports to the United States Securities and Exchange Commission.

For additional information, we refer you to the risk factors set forth under the heading “Risk Factors” in the Annual Report on Form 10-K filed by AAWW with the Securities and Exchange Commission on February 28, 2008. Other factors and assumptions not identified above may also affect the forward-looking statements, and these other factors and assumptions may also cause actual results to differ materially from those discussed.

Except as stated in this release, AAWW is not providing guidance or estimates regarding its anticipated business and financial performance for 2008 or thereafter.

AAWW assumes no obligation to update such statements contained in this release to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

* * *

Atlas Air Worldwide Holdings, Inc.

Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Operating Revenues
ACMI	$76,247	$91,252	$154,222	$175,539
Scheduled Service(1)	213,423	144,245	372,897	270,118
AMC Charter	111,756	95,471	205,740	211,963
Commercial Charter	24,370	28,634	52,864	44,329
Dry Leasing	12,984	13,025	26,078	26,013

	$438,780	$372,627	$811,801	$727,962

Operating Expenses
Aircraft fuel	207,031	122,123	351,522	234,434
Salaries, wages and benefits	52,845	61,438	111,748	123,188
Maintenance, materials and repairs	40,271	37,937	93,843	83,219
Aircraft rent	40,869	38,702	80,327	77,123
Ground handling and airport fees	19,096	18,385	37,622	35,706
Landing fees and other rent	20,213	18,288	38,930	36,018
Depreciation and amortization	12,817	10,062	21,183	19,637
Gain on disposal of aircraft	(2,726)	(37)	(2,726)	(1,005)
Travel	12,882	12,610	26,609	24,604
Minority interest	(239)	—	(3,675)	—
Other	22,169	21,883	45,466	46,312

Total operating expenses	425,228	341,391	800,849	679,236

Operating income	13,552	31,236	10,952	48,726

Non-operating Expenses
Interest income	(3,118)	(3,838)	(8,476)	(7,259)
Interest expense	11,709	11,274	23,092	22,522
Capitalized interest	(2,274)	(1,121)	(4,049)	(1,963)
Other (income) expense, net	607	(271)	139	92

Total non-operating expenses	6,924	6,044	10,706	13,392

Income before income taxes	6,628	25,192	246	35,334
Income tax expense (benefit)	5,098	(17,993)	4,047	(14,048)

Net income (loss)	$1,530	$43,185	$(3,801)	$49,382

Income per share:
Basic	$0.07	$2.04	($0.18)	$2.34

Diluted	$0.07	$2.01	($0.18)	$2.30

Weighted average shares:
Basic	21,506	21,175	21,465	21,110

Diluted	21,656	21,452	21,465	21,393

(1) 2Q08 Scheduled Service revenues include revenues from express network flying activity.

Atlas Air Worldwide Holdings, Inc.

Reconciliation to Non-GAAP Measures
(in thousands)
(Unaudited)

	For the	For the	For the	For the
	Three Months Ended	Three Months	Six Months Ended	Six Months
	June 30, 2008	Ended June 30, 2007	June 30, 2008	Ended June 30, 2007
Income before income taxes	$6,628	$25,192	$246	$35,334
Gain on disposal of aircraft	(2,726)	(37)	(2,726)	(1,005)

Pretax income before gain on disposal of aircraft	3,902	25,155	(2,480)	34,329
Interest expense, net	6,317	6,315	10,567	13,300
Other non-operating (income) expense	607	(271)	139	92

Operating income before non-operating items and gain on disposal of aircraft	10,826	31,199	8,226	47,721
Depreciation and amortization	12,817	10,062	21,183	19,637

EBITDA, as adjusted*	23,643	41,261	29,409	67,358
Aircraft rent	40,869	38,702	80,327	77,123

EBITDAR, as adjusted*	$64,512	$79,963	$109,736	$144,481

• EBITDA, as adjusted: Earnings before interest, taxes, depreciation, amortization, and gains on the disposals of assets, as applicable.

* EBITDAR, as adjusted: Earnings before interest, taxes, depreciation, amortization, aircraft rent expense, and gains on the disposals of assets, as applicable.

Atlas Air Worldwide Holdings, Inc.

Operating Statistics and Traffic Results
(Unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30,		Percent	June 30,		Percent
	2008	2007	Change	2008	2007	Change
Fleet: (average during the period)
Operating aircraft count (1) 29.9		32.0	(6.6%)	30.3	32.0	(5.3%)
Block Hours
ACMI	12,587	15,283	(17.6%)	25,648	29,440	(12.9%)
Scheduled Service(2) 12,073		10,164	18.8%	21,830	19,165	13.9%
AMC Charter	5,249	5,459	(3.8%)	9,822	12,310	(20.2%)
Commercial Charter 1,246		1,837	(32.2%)	2,989	3,037	(1.6%)
All Other	209	151	38.4%	419	354	18.4%

Total Block Hours 31,364		32,894	(4.7%)	60,708	64,306	(5.6%)

Revenue Per Block Hour
ACMI	$6,058	$5,971	1.5%	$6,013	$5,963	0.8%
AMC Charter	$21,291	$17,489	21.7%	$20,946	$17,219	21.6%
Commercial Charter $19,559		$15,587	25.5%	$17,688	$14,593	21.2%
Scheduled Service Traffic(2)
RTM’s (000’s)	458,324	376,275	21.8%	818,728	711,359	15.1%
ATM’s (000’s)	717,365	593,816	20.8%	1,280,232	1,116,934	14.6%
Load Factor	63.9%	63.4%	0.5 pts	64.0%	63.7%	0.3 pts
RATM (3) $0.298		$0.243	22.6%	$0.291	$0.242	20.2%
RTM Yield (4) $0.466		$0.383	21.7%	$0.455	$0.380	19.7%
Fuel
Scheduled Service and Commercial
Charter:
Average fuel cost per gallon $3.61		$2.12	70.3%	$3.26	$2.03	60.6%
Fuel gallons consumed (000’s) 43,647		38,880	12.3%	81,313	71,695	13.4%
AMC Charter:
Average fuel cost per gallon $2.86		$2.25	27.1%	$2.72	$2.25	20.9%
Fuel gallons consumed (000’s) 17,242		17,710	(2.6%)	31,858	39,588	(19.5%)
(1) Fleet excludes one 747-400 aircraft currently undergoing freighter conversion. Fleet also excludes the following aircraft count that were dry leased or out of service:
Dry Leased	5.3	5.0	6.0%	5.4	5.0	8.0%
Out of Service	0.0	0.0	NM	0.4	0.3	33.3%
(2) Includes contribution from express network flying activity.
(3) RATM represents scheduled service revenue dollars per available ton mile.
(4) RTM Yield represents scheduled service revenue dollars per revenue ton mile.